Exhibit 99.2
Jerry Moyes
2710 E. Old Tower Road
Phoenix, AZ 85034
November 3, 2006
Board of Directors
Swift Transportation Co., Inc.
2200 South 75th Avenue
Phoenix, AZ 80202
Attention: Jock Patton, Chairman of the Board
Dear Jock:
     I am pleased to submit this proposal to acquire Swift Transportation Co., Inc. (“Swift”) at a substantial premium to the market value of Swift’s shares.
     I propose to acquire Swift through a corporation to be formed by me in an all-cash transaction at a price of $29.00 per Swift common stock share. To finance the transaction, I will roll over substantially all of my current investment in Swift and have received a written commitment from Morgan Stanley for the entire amount of the debt financing necessary to consummate the transaction.
     Given Swift’s recent performance, $29.00 per share is a full and fair price for Swift’s common stock, providing an attractive opportunity for its stockholders to maximize the value of their investment in Swift. The $29.00 offer price represents a significant, more than 21%, premium over yesterday’s closing price for Swift’s shares. I believe such a transaction would be in the best interests of Swift and its stockholders, and that Swift’s stockholders will find such a transaction compelling.
     My proposal is conditioned upon completion of confirmatory due diligence, negotiation and execution of a definitive agreement, and receipt of necessary board, stockholder and regulatory approvals. Given my history with Swift and my familiarity with its operations, employees and customers, I am confident that when my legal and financial advisors are given access to Swift’s books and records, they will be able to expeditiously complete their due diligence. As part of the due diligence, I am prepared to consider any factors that you believe justify a higher purchase price, and, upon the completion of due diligence, I may be willing to increase my proposed price.

     In view of my disclosure obligations under the securities laws, I will be filing an amendment to my Schedule 13D on Monday disclosing this proposal. In spite of the required disclosure of this proposal, I would very much like to move forward on a cooperative and amicable basis. If desired, my advisors and I are prepared to work with you and your advisors over the week-end to formulate a joint press release. I hope you share my enthusiasm for the proposed acquisition and my confidence that it serves the best interests of Swift’s stockholders. Please contact me as promptly as possible to discuss how we may best proceed, and, in any event, consider this proposal effective through November 20, 2006.
Sincerely,
/s/ Jerry Moyes
Jerry Moyes